Exhibit 3.5

THIRD AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

This Third Amendment to the Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP (this “Amendment”) is made as of August 3, 2012, by Apartment Trust of America, Inc., a Maryland corporation, as general partner (the “General Partner”) of Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership (the “Partnership”), pursuant to authority granted to the General Partner in Section 11.01 of the Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP (f/k/a Apartment Trust of America Holdings, LP, Grubb & Ellis Apartment REIT Holdings, LP and NNN Apartment REIT Holdings, L.P.), dated as of December 27, 2005, as amended by the First Amendment thereto, dated as of June 3, 2010, as further amended by the Second Amendment thereto, dated as of June 28, 2011 (as so amended, the “Partnership Agreement”). Capitalized terms used and not defined shall have the meanings set forth in the Partnership Agreement.

WHEREAS, pursuant to Section 2.02 of the Partnership Agreement, the General Partner, acting in its sole and absolute discretion without the consent of any Limited Partners, may change the name of the Partnership;

WHEREAS, effective as of the date hereof, pursuant to the authority given in Section 2.02 of the Partnership Agreement, the General Partner has changed the name of the Partnership to Landmark Apartment Trust of America Holdings, LP;

WHEREAS, the General Partner desires to amend the Partnership Agreement to reflect such name change;

WHEREAS, on July 27, 2012, the Board of Directors (the “Board”) of the General Partner adopted resolutions classifying and designating 4,000,000 shares of its previously unclassified preferred stock as shares of 9.75% Series A Cumulative Non-Convertible Preferred Stock, par value $0.01, of the General Partner (the “Series A Preferred Stock”).

WHEREAS, on July 27, 2012, the Board adopted resolutions classifying and designating 1,000,000 shares of its previously unclassified preferred stock as shares of 9.75% Series B Cumulative Non-Convertible Preferred Stock, par value $0.01, of the General Partner (the “Series B Preferred Stock”).

WHEREAS, on August 2, 2012, the General Partner filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”) setting forth the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for 4,000,000 shares of Series A Preferred Stock (as the same may be amended and in effect from time to time, the “Series A Articles Supplementary”).

WHEREAS, on August 2, 2012, the General Partner filed Articles Supplementary with the SDAT setting forth the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for 1,000,000 shares of Series B Preferred Stock (as the same may be amended and in effect from time to time, the “Series B Articles Supplementary”).

WHEREAS, pursuant to Section 4.02(a) of the Partnership Agreement, the General Partner, in its sole and absolute discretion, is authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purposes at any time or from time to time, including upon the contribution of the proceeds from the issuance and sale of shares of the Series A Preferred Stock and the Series B Preferred Stock.

WHEREAS, in connection with the contemplated issuance by the General Partner of shares of Series A Preferred Stock and Series B Preferred Stock, the General Partner desires to effect certain additional amendments to the Partnership Agreement, including amendments to: (i) establish a new class of Partnership Units, designated the 9.75% Series A Cumulative Non-Convertible Preferred Partnership Units (the “Series A Preferred Partnership Units”); (ii) establish a new class of Partnership Units, designated as the “9.75% Series B Cumulative Non-Convertible Preferred Partnership Units” (the “Series B Preferred Partnership Units”); and (iii) to provide for the automatic issuance of the Series A Preferred Partnership Units and the Series B Preferred Partnership Units to the General Partner upon the occurrence of specified events.

WHEREAS the General Partner desires to amend the Partnership Agreement to provide for the issuance from time to time of LTIP Units to persons who provide services to the Partnership or the General Partner.

WHEREAS, on December 31, 2010, the Special Limited Partner made a Deferred Payment Election pursuant to Section 8.04(c) of the Partnership Agreement, and as a result, following such date, the Special Limited Partner has no longer been entitled to receive any amounts under Section 5.02(b) or Section 8.04(a) of the Partnership Agreement;

WHEREAS, the General Partner desires to effect certain additional amendments to reflect such Deferred Payment Election by the Special Limited Partner; and

WHEREAS, the Partnership Agreement, as amended by this Amendment, shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, BE IT RESOLVED, that the General Partner hereby amends the Partnership Agreement as follows:

1. Name. The first sentence of Section 2.02 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“The name of the Partnership shall be Landmark Apartment Trust of America Holdings, LP.”

2. Amendments to Article I of the Partnership Agreement.

(a) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Adjustment Event” has the meaning set forth in Section 4.09(a) hereof.

(b) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Capital Account Limitation” has the meaning set forth in Section 4.10(b) hereof.

(c) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“‘Common Partnership Units’ means all Partnership Interests that are not specifically designated by the General Partner as LTIP Units or as Preferred Partnership Units pursuant to Section 4.02(a) of this Agreement.”

(d) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Common Partnership Unit Economic Balance” has the meaning set forth in Section 5.01(m) hereof.

(e) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Common Partnership Unit Transaction” has the meaning set forth in Section 4.10(f) hereof.

(f) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Constituent Person” has the meaning set forth in Section 4.10(f) hereof.

(g) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Conversion Date” has the meaning set forth in Section 4.10(b) hereof.

(h) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Conversion Notice” has the meaning set forth in Section 4.10(b) hereof.

(i) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Conversion Right” has the meaning set forth in Section 4.10(a) hereof.

(j) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Economic Capital Account Balances” has the meaning set forth in Section 5.01(m) hereof.

(k) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“ELRH MCA Closing Date” means July [    ], 2012.

(l) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Equity Incentive Plan” means any equity incentive or compensation plan adopted by the Partnership or the General Partner.

(m) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Forced Conversion” has the meaning set forth in Section 4.10(c) hereof.

(n) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Forced Conversion Notice” has the meaning set forth in Section 4.10(c) hereof.

(o) Article I of the Partnership Agreement is hereby amended to replace the definition of “Limited Partner” with the following definition:

“Limited Partner” means any Person (other than the Special Limited Partner) named as a Limited Partner on Exhibit A attached hereto, as Exhibit A may be amended or restated from time to time, including, without limitation, LTIP Unitholders, and any Person who becomes a Substitute or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

(p) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Liquidating Gains” has the meaning set forth in Section 5.01(m) hereof.

(q) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Section 4.09 hereof and elsewhere in this Agreement in respect of holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on Exhibit A, as it may be amended or restated from time to time.

(r) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“LTIP Unitholder” means a Partner that holds LTIP Units.

(s) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“‘Preferred Partnership Units’ means all Partnership Interests designated by the General Partner as Preferred Partnership Units pursuant to Section 4.02(a) of this Agreement.”

(t) Article I of the Partnership Agreement is hereby amended to replace the definition of “Partnership Unit” with the following definition:

“‘Partnership Unit’ means, either a Common Partnership Unit, an LTIP Unit or a Preferred Partnership Unit, with each such unit representing a fractional, undivided share of the Partnership Interests of all Partners (other than the Special Limited Partner) issued hereunder. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as may be amended from time to time.”

(u) Article I of the Partnership Agreement is hereby amended to replace the definition of “Percentage Interest” with the following definition:

“‘Percentage Interest’ means the percentage determined by dividing the number of Common Partnership Units and LTIP Units of a Partner by the sum of the number of Common Partnership Units and LTIP Units of all Partners. The Percentage Interest of each Partner shall be as set forth on Exhibit A, as may be amended from time to time.”

(v) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“‘Registration Rights Agreement’ means that certain Registration Rights Agreement, dated as of the ELRH MCA Closing Date, by and among the Company and the Holders described therein (as the same may be amended and in effect from time to time).”

(w) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“‘Qualified ELRH Combination’ means any merger, consolidation or other business combination of the Partnership with Elco Landmark Residential Holdings LLC, a Delaware limited liability company, or any affiliate thereof, satisfying each of the following conditions: (i) such transaction is approved by the board of directors of the General Partner (including a majority of the disinterested directors); (ii) if the Partnership is not the surviving or resulting entity in such transaction, Common Partnership Units and LTIP Units shall be exchanged for or converted into partnership interests or other securities of the surviving or resulting entity or parent thereof having terms as comparable as reasonably possible under the circumstances to the terms of the Common Partnership Units and the LTIP Units, respectively, as set forth herein; (iii) except as set forth in clause (ii), or pursuant to another Adjustment Event effected in connection with such transaction with respect to which the General Partner makes an adjustment to the LTIP Units in accordance with Section 4.09(a), Common Partnership Units and LTIP Units held by Limited Partners shall not be exchanged or converted in such transaction; (iv) upon consummation of such transaction, Limited Partners shall continue to hold Partnership Units (or securities issued in exchange therefor or conversion thereof pursuant to such transaction) in an entity that is a partnership for federal tax purposes; (v) upon consummation of such transaction, the General Partner shall remain qualified as a REIT with a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended; and (vi) the General Partner and the Partnership shall have complied with all applicable provisions of this Agreement in connection with such transaction, including without limitation Article VII hereof.”

(x) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“‘Series A Preferred Return’ means the payment of cumulative cash distributions per unit at the rate and in the amount, as in effect from time to time, equal to those applicable to the cumulative cash dividends payable per share of Series A Preferred Stock pursuant to the Series A Articles Supplementary.”

(y) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“‘Series B Preferred Return’ means the payment of cumulative cash distributions per unit at the rate and in the amount, as in effect from time to time, equal to those applicable to the cumulative cash dividends payable per share of Series B Preferred Stock pursuant to the Series B Articles Supplementary.”

(z) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Unvested LTIP Units” has the meaning set forth in Section 4.09(c) hereof.

(aa) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Vested LTIP Units” has the meaning set forth in Section 4.09(c) hereof.

(bb) Article I of the Partnership Agreement is hereby amended to add the following defined term:

“Vesting Agreement” means each or any, as the context implies, agreement or instrument entered into by an LTIP Unitholder upon acceptance of an award of LTIP Units (as the same may be amended and in effect from time to time).

3. Designation of Series A Preferred Partnership Units. The Partnership Agreement is hereby amended by attaching thereto as Exhibit D the Exhibit D attached hereto, to reflect the designation of 4,000,000 Preferred Partnership Units as Series A Preferred Partnership Units. The number of Preferred Partnership Units designated as Series A Preferred Partnership Units shall be increased (and Exhibit D to the Partnership Agreement shall be correspondingly amended) automatically, without the need for further action by the General Partner, to the extent necessary to give effect to the automatic issuance of Series A Preferred Partnership Units pursuant to Section 5(d) hereof.

4. Designation of Series B Preferred Partnership Units. The Partnership Agreement is hereby amended by attaching thereto as Exhibit E the Exhibit E attached hereto, to reflect the designation of 1,000,000 Preferred Partnership Units as Series B Preferred Partnership Units. The number of Preferred Partnership Units designated as Series B Preferred Partnership Units shall be increased (and Exhibit E to the Partnership Agreement shall be correspondingly amended) automatically, without the need for further action by the General Partner, to the extent necessary to give effect to the automatic issuance of Series B Preferred Partnership Units pursuant to Section 5(d) hereof.

5. Automatic Issuance of Preferred Partnership Units

(a) Upon the issuance and sale by the General Partner on the date hereof of 4,000,000 shares of Series A Preferred Stock and the contribution of the net proceeds therefrom to the Partnership, a total of 4,000,000 Series A Preferred Partnership Units shall be issued to the General Partner automatically, without the need for further action by the General Partner.

(b) Upon the issuance and sale by the General Partner on the date hereof of 1,000,000 shares of Series B Preferred Stock and the contribution of the net proceeds therefrom to the Partnership, a total of 1,000,000 Series B Preferred Partnership Units shall be issued to the General Partner automatically, without the need for further action by the General Partner.

(c) Upon the issuance of the aforementioned 4,000,000 Series A Preferred Partnership Units and 1,000,000 Series B Preferred Partnership Units to the General Partner, Exhibit A to the Partnership Agreement shall be, and is hereby, amended and restated in its entirety as set forth on Exhibit A attached hereto to reflect such issuances.

(d) Upon the issuance and sale by the General Partner of any additional shares of Series A Preferred Stock or Series B Preferred Stock and the contribution of the net proceeds therefrom to the Partnership, an equivalent number of Series A Preferred Partnership Units or Series B Preferred Partnership Units, as the case may be, shall be issued to the General Partner automatically, without the need for further action by the General Partner, and the General Partner shall further amend the Partnership Agreement by amending Exhibit A to reflect such issuance.

6. Amendments to Article IV of the Partnership Agreement (Capital Contributions and Accounts).

(a) Section 4.04 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 4.04 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, or (iii) the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). provided that the issuance of any LTIP Unit shall be deemed to require a revaluation pursuant to this Section 4.04. When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Partners pursuant to Section 5.01 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.”

(b) Section 4.05 of the Partnership Agreement is hereby amended by replacing each instance of the phrase “Partnership Unit” or “Partnership Units”, as the case may be, with the phrase “Common Partnership Unit and LTIP Unit” or “Common Partnership Units and LTIP Units”, respectively.

(c) Article IV of the Partnership Agreement is amended by adding new Section 4.09 as follows:

“4.09 LTIP Units.

(a) Issuance of LTIP Units.

(i) The General Partner may from time to time issue LTIP Units to Persons who provide services to the Partnership or the General Partner, for such consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners.

(ii) Subject to the following provisions of this Section 4.09 and the special provisions of Sections 4.10 and 5.01(m) hereof, LTIP Units shall be treated as Common Partnership Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Common Partnership Unit holders and LTIP Units shall be treated as Common Partnership Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Partnership Units for conversion, distribution and other purposes, including, without limitation, complying with the following procedures. If an Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence ratio between Common Partnership Units and LTIP Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution on all outstanding Common Partnership Units in Partnership Units, (B) the Partnership subdivides the outstanding Common Partnership Units into a greater number of units or combines the outstanding Common Partnership Units into a smaller number of units, or (C) the Partnership effects any reclassification, recapitalization, merger, consolidation, unit exchange or other business combination or reorganization (including, without limitation, any Qualified ELRH Combination), in each case, as a result of which Common Partnership Units shall be exchanged for or converted into any Partnership Units or other securities of the Partnership or any other Person (but in any event excluding any Common Partnership Unit Transaction). If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing or acquisition transaction or pursuant to any Common Partnership Unit Transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or otherwise in consideration of services rendered to or for the benefit of any of the Company, the Partnership and their respective subsidiaries, or pursuant to any distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in accordance with the provisions of this Agreement. If the Partnership takes an action affecting the Common Partnership Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP

Units, to the extent permitted by law and by any Equity Incentive Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units, as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

(iii) Notwithstanding the other provisions of this Section 4.09, the distribution rights with respect to each LTIP Unit under this Agreement shall be subject to Section 5.06 (providing, among other things, that liquidation rights are limited to positive Capital Account balances), and each LTIP Unit shall have an initial Capital Account balance of zero as of the date such LTIP Unit is issued. This Section 4.09 shall be interpreted consistently with the treatment of each LTIP Unit as a “Profits Interest” under IRS Rev. Proc. 93-27 as of the date such LTIP Unit is issued.

(b) Priority. Subject to the provisions of this Section 4.09 and the special provisions of Sections 4.10 and 5.01(m) hereof, the LTIP Units shall rank pari passu with the Common Partnership Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Partnership Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions, as holders of Common Partnership Units are entitled to transfer their Common Partnership Units pursuant to Article IX.

(c) Special Provisions. LTIP Units shall be subject to the following special provisions:

(i) Vesting Agreements. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Incentive Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.”

(ii) Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the

Partnership or the General Partner exercises such right to repurchase or forfeiture (or the same occurs automatically) in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Units, the balance of the portion of the Capital Account of the LTIP Unitholder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 5.01(m) hereof, calculated with respect to the LTIP Unitholder’s remaining LTIP Units, if any.

(iii) Allocations. LTIP Unitholders shall be entitled to certain special allocations of gain under Section 5.01(m) hereof.

(iv) Redemption. The Redemption Right provided to Limited Partners under Section 8.05 hereof shall not apply with respect to LTIP Units unless and until they are converted to Common Partnership Units as provided in clause (v) below and Section 4.10 hereof. For purposes of the holding period set forth in Section 8.05(g), any Common Partnership Unit issued upon conversion of any LTIP Unit shall, as of the date of such issuance, be deemed to have been outstanding for as long as such LTIP Unit shall then have been outstanding.

(v) Conversion to Common Partnership Units. Vested LTIP Units are eligible to be converted into Common Partnership Units in accordance with Section 4.10 hereof.

(vi) Registration. Except as may otherwise be expressly provided in any Vesting Agreement or Equity Incentive Plan, any holder of Common Partnership Units issued upon conversion of Vested LTIP Units shall be entitled to registration rights in respect of such Common Partnership Units to the extent set forth in the Registration Rights Agreement. Subject to the foregoing, to the extent any such holder is not then a party to the Registration Rights Agreement, such holder shall be entitled to join the Registration Rights Agreement as a “Holder” thereunder, pursuant to the provisions thereof applicable to the joinder of additional parties, in respect of such Common Partnership Units.

(d) Voting. LTIP Unitholders shall (a) have the same voting rights as the Limited Partners holding Common Partnership Units, with the LTIP Units voting as a single class with the Common Partnership Units and having one vote per LTIP Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any LTIP Units remain outstanding, the following amendments shall require the consent of LTIP Unitholders holding at least a majority of the LTIP Units outstanding at the time (voting separately as a class), in addition to any other consent of Limited Partners that may be required under this Agreement (provided that such consent of the LTIP Unitholders shall not be required if, at or prior to the time when the amendment with respect to which such consent would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into Common Partnership Units):

(i) any amendment affecting the operation of the provisions hereof relating to the conversion of LTIP Units into Common Partnership Units or to the redemption of Common Partnership Units issuable upon the conversion of LTIP Units (except as provided in Section 7.01 or 8.05 hereof), in each case, in a manner that is material and adverse to the LTIP Unitholders and that disproportionately affects the LTIP Unitholders relative to Limited Partners holding Common Partnership Units;

(ii) any amendment that would adversely affect the rights of the LTIP Unitholders to receive the distributions payable to them hereunder, other than pursuant to the issuance of additional Partnership Units pursuant to Section 4.02 hereof, which amendment disproportionately affects the LTIP Unitholders relative to Limited Partners holding Common Partnership Units;

(iii) any amendment that would alter the Partnership’s allocations of income, gain, loss and expense to the LTIP Unitholders, other than pursuant to the issuance of additional Partnership Units pursuant to Section 4.02 hereof or an amendment effected pursuant to Section 5.07 hereof, which amendment disproportionately affects the LTIP Unitholders relative to Limited Partners holding Common Partnership Units; or

(iv) any amendment to this Section 4.09(d).”

(d) Article IV of the Partnership Agreement is amended by adding new Section 4.10 as follows:

“4.10 Conversion of LTIP Units.

(e) An LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Partnership Units; provided, however, that a holder may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units (as equitably adjusted to reflect any unit splits, combinations or the like with respect to the LTIP Units) or, if such holder holds less than one thousand Vested LTIP Units, all of the Vested LTIP Units held by such holder. LTIP Unitholders shall not have the right to convert Unvested LTIP Units into Common Partnership Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition; provided, however, that such Conversion Notice shall not be valid if given more than 90 days prior to such vesting event and such Conversion Notice shall immediately terminate and become null and void should such vesting event not occur within the period of 90 days following delivery of such Conversion Notice (or such shorter period as the LTIP Unitholder may specify therein). The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Common Partnership Units. In all cases, the conversion of any LTIP Units into Common Partnership Units shall be subject to the conditions and procedures set forth in this Section 4.10.

(f) A holder of Vested LTIP Units may convert such LTIP Units into an equal number of fully paid and non-assessable Common Partnership Units, giving effect to all adjustments (if any) made pursuant to Section 4.09 hereof. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to its ownership of LTIP Units, divided by (y) the Common Partnership Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”).

In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit F to the Partnership (with a copy to the General Partner) not less than ten nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the LTIP Unitholders notice of a proposed or upcoming Common Partnership Unit Transaction at least 20 days prior to the effective date of such Common Partnership Unit Transaction, then LTIP Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth day after such notice from the General Partner of a Common Partnership Unit Transaction or (y) the third business day immediately preceding the effective date of such Common Partnership Unit Transaction. A Conversion Notice shall be provided in the manner provided in Section 12.01 hereof. Each LTIP Unitholder covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 4.10(b) shall be free and clear of all liens. Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 8.05 hereof relating to those Common Partnership Units that will be issued to such holder upon conversion of such LTIP Units into Common Partnership Units in advance of the Conversion Date; provided, however, that the redemption of such Common Partnership Units by the Partnership shall in no event take place until after the Conversion Date and otherwise shall be subject in all respects to the restrictions and other provisions herein applicable to the redemption of Common Partnership Units. For clarity, it is noted that the objective of this paragraph is to put an LTIP Unitholder in a position where, if he or she so wishes, the Common Partnership Units into which his or her Vested LTIP Units will be converted and which are eligible for redemption can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Common Partnership Units under Section 8.05(b) hereof by delivering to such holder REIT Shares rather than cash, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Partnership Units. The General Partner and LTIP Unitholder shall in good faith cooperate with each other to coordinate the timing of the events described in the foregoing sentence.

(g) The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by any LTIP Unitholder to be converted (a “Forced Conversion”) into an equal number of Common Partnership Units, giving effect to all adjustments (if any) made pursuant to Section 4.09 hereof; provided, however, that the Partnership may not cause Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.10(b) hereof. In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit G to the applicable LTIP Unitholder not less than ten nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 12.01 hereof.

(h) A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Partnership Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Common Partnership Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The assignee of any Limited Partner pursuant to Article IX hereof may exercise the rights of such Limited Partner pursuant to this Section 4.10 and such Limited Partner shall be bound by the exercise of such rights by the assignee.

(i) For purposes of making future allocations under Section 5.01(m) hereof and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Partnership Unit Economic Balance.

(j) If the Partnership or the General Partner shall be a party to (i) any merger, consolidation, unit exchange, self tender offer for all or substantially all Common Partnership Units or other business combination or reorganization (except any such transaction involving the Partnership or a subsidiary in which the Partnership Units outstanding immediately prior to such transaction continue to represent or are converted into or exchanged for Partnership Units or other securities of the surviving or resulting entity that represent, immediately after such transaction, at least a majority by voting power of the securities of the surviving or resulting entity or parent thereof), or (ii) any sale of all or substantially all of the Partnership’s assets, but, in each case, excluding any Adjustment Event and any Qualified ELRH Combination, as a result of which Common Partnership Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Common

Partnership Unit Transaction”), then the General Partner shall, immediately prior to the Common Partnership Unit Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Common Partnership Unit Transaction or that would occur in connection with the Common Partnership Unit Transaction if the assets of the Partnership were sold at the Common Partnership Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Common Partnership Unit Transaction (in which case the Conversion Date shall be the effective date of the Common Partnership Unit Transaction).

In anticipation of such Forced Conversion and the consummation of the Common Partnership Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each LTIP Unitholder to be afforded the right to receive in connection with such Common Partnership Unit Transaction in consideration for the Common Partnership Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Common Partnership Unit Transaction by a holder of the same number of Common Partnership Units, assuming such holder of Common Partnership Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Common Partnership Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Common Partnership Unit Transaction, prior to such Common Partnership Unit Transaction the General Partner shall give prompt written notice to each LTIP Unitholder of such election, and shall use commercially reasonable efforts to afford the LTIP Unitholders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Partnership Units in connection with such Common Partnership Unit Transaction. If an LTIP Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Partnership Unit would receive if such Common Partnership Unit holder failed to make such an election.

Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and any Equity Incentive Plan, the Partnership shall use commercially reasonable efforts to cause the terms of any Common Partnership Unit Transaction to be consistent with the provisions of this Section 4.10(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any LTIP Unitholders whose LTIP Units will not be converted into Common Partnership Units in connection with the Common Partnership Unit Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Common Partnership Unit Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Partnership

Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the LTIP Unitholders.”

7. Amendments to Article V of the Partnership Agreement (Allocations; Distributions).

(a) Section 5.01 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.01 Allocations.

(a) Profits. After giving effect to the special allocations set forth in Section 5.01(f), (g), (h) and (i) hereof, and subject to Section 5.01(l), Profits of the Partnership for each taxable year of the Partnership shall be allocated among the Partners as follows:

(i) First, 100% to the General Partner until the cumulative amount of Profits allocated pursuant to this Section 5.01(a)(i) for the current and all prior years equals the cumulative amount of Losses allocated pursuant to Section 5.01(b)(ii) for the current and all prior years;

(ii) Second, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests until the cumulative amount of Profits allocated pursuant to this Section 5.01(a)(ii) for the current and all prior years equals the cumulative amount of Losses allocated pursuant to Section 5.01(b)(iii) for the current and all prior years; and

(iii) Thereafter, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

(b) Losses. After giving effect to the special allocations set forth in Section 5.01(f), (g), (h) and (i) hereof, and subject to Section 5.01(l), Losses of the Partnership for each taxable year of the Partnership shall be allocated among the Partners as follows:

(i) First, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests until the cumulative amount of Losses allocated pursuant to this Section 5.01(b)(i) for the current and all prior years equals the cumulative amount of Profits allocated pursuant to Section 5.01(a)(iii) for the current and all prior years;

(ii) Second, 100% to the General Partner until the cumulative amount of Losses allocated pursuant to this Section 5.01(b)(ii) for the current and all prior years equals the cumulative amount of Profits allocated pursuant to Section 5.01(l) for the current and all prior years; and

(iii) Thereafter, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

(c) [Intentionally omitted].

(d) [Intentionally omitted].

(e) [Intentionally omitted].

(f) Depreciation and Amortization Deductions. Depreciation and amortization deductions for each taxable year of the Partnership shall be allocated to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

(g) Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a ‘nonrecourse deduction’ within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a ‘partner nonrecourse deduction’ within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the ‘economic risk of loss’ of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then subject to the exceptions set forth in Regulations Section 1.704-2(f)(2), (3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j) and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s ‘interest in partnership profits’ for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.

(h) Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation, or distribution described in subparagraph (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(h), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(h).

(i) Capital Account Deficits. Loss shall not be allocated to a Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any loss in excess of that limitation shall be allocated to other Partners who have positive Capital Account balances in accordance with their respective Percentage Interests. After the occurrence of an allocation of loss to a Partner in accordance with this Section 5.01(i), to the extent permitted by Regulations Section 1.704-1(b), profit, income, or gain shall be allocated to such Partner in an amount necessary to offset a loss previously allocated to such Partner under this Section 5.01(i).

(j) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of income, gain, loss and expense allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole discretion, shall determine which method shall be used to allocate the distributive shares of the various items of income, gain, loss and expense between the transferor and the transferee Partner.

(k) Definition of Profit and Loss. ‘Profit’ and ‘Loss’ and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(f), 5.01(g), 5.01(h), or 5.01(i) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, expense and loss as required by Section 704(c) of the Code and such election shall be binding on all Partners.”

(l) Priority Allocations With Respect to Preferred Partnership Units. After giving effect to the allocations set forth in Sections 5.01(f), (g), (h) and (i) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and (b) hereof, Profits, or to the extent insufficient, gross items of income or gain, shall be allocated to the General Partner until the aggregate amount of Profits allocated to the General Partner under this Section 5.01(l) for the current and all prior years equals the aggregate amount of the Series A Preferred Return and Series B Preferred Return paid to the General Partner for the current and all prior years.

(m) Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Sections 5.01(a) and (b) hereof, after giving effect to the special allocations set forth in Section 5.01(f), (g), (h) and (i) hereof, and subject to Section 5.01(l), Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Partnership Unit Economic Balance, multiplied by (ii) the number of their LTIP Units. For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code. The “Economic Capital Account Balances” of the LTIP Unit holders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units. Similarly, the “Common Partnership Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Partnership Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(m), divided by (ii) the number of the General Partner’s Common Partnership Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 5.01(m). The parties agree that the intent of this Section 5.01(m) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the General Partner’s Common Partnership Units (on a per-Unit basis).

(b) Section 5.02(b) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(b) Sale Proceeds. The Partnership shall distribute Sale Proceeds on a quarterly (or, at the election of the General Partner, more frequent) basis, in an amount determined by the General Partner in its sole discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in accordance with their respective Percentage Interests.”

(c) Section 5.02(c) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(c) [Intentionally omitted].”

(d) Section 5.06(b) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(b) [Intentionally omitted].”

(e) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.08 as follows:

“Section 5.08 Preferred Partnership Units. The distribution rights of the holders of Common Partnership Units under Sections 5.02 and 5.06 shall be subject to the rights, preferences and priorities with respect to distributions of any Preferred Partnership Units.”

8. Amendments to Article VIII of the Partnership Agreement (Rights and Obligations of the Limited Partners; Redemption Rights).

(a) Section 8.05 of the Partnership Agreement is hereby amended by replacing each instance of the phrase “Partnership Unit” or “Partnership Units”, as the case may be, with the phrase “Common Partnership Unit” or “Common Partnership Units”, respectively.

(b) Section 8.05 of the Partnership Agreement is hereby amended by adding a new subsection (g) as follows:

“(g) Holders of Common Partnership Units (other than the Company and its subsidiaries) shall be entitled to exercise the Redemption Rights subject to the terms and conditions set forth in this Section 8.05; provided, however, that such Common Partnership Units shall have been outstanding for at least one year.”

(c) Section 8.06 of the Partnership Agreement is hereby amended by replacing each instance of the phrase “Partnership Unit” or “Partnership Units”, as the case may be, with the phrase “Common Partnership Unit” or “Common Partnership Units”, respectively.

(d) Section 8.06(d) of the Partnership Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding anything herein to the contrary, the provisions of this Section 8.06 shall not apply to any Limited Partner with respect to any Common Partnership Units issued on or after the ELRH MCA Closing Date.”

9. Amendments to Article XI of the Partnership Agreement (Amendment of this Agreement).

(a) Article XI of the Partnership Agreement is hereby amended by amending and restating the title thereof in its entirety to read as follows: “AMENDMENT OF THIS AGREEMENT; MERGER.”

(b) Section 11.01 of the Partnership Agreement is hereby amended by amending and restating the caption and first paragraph thereof in its entirety to read as follows:

“Section 11.01 Amendment of this Agreement; Merger. The General Partner’s consent shall be required for any amendment to this Agreement or any merger, consolidation or other business combination of the Partnership. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect or cause the Partnership to merge, consolidate or combine with or into any other partnership, limited partnership, limited liability company or corporation as may be contemplated in Section 7.01 hereof or pursuant to any Qualified ELRH Combination; provided, however, that the following amendments and any other such merger, consolidation or combination of the Partnership shall require the consent of Limited Partners holding more than 50% of the Percentage Interests of the Limited Partners (and, in the case of any such merger, consolidation or combination of the Partnership, such additional consent, if any, that may be required under the Act in respect of Partners that shall have been Partners at all times from and after any date preceding the ELRH MCA Closing Date):”

(c) Section 11.01(d) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(d) any amendment to this Article XI.”

(d) Section 11.01 of the Partnership Agreement is hereby amended by adding to the end thereof a new paragraph as follows:

“Any amendment that would impose on any Limited Partner any obligation to make additional Capital Contributions to the Partnership shall require the consent of such Limited Partner.”

10. Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.

11. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions concerned herein shall not be affected thereby.

12. Entire Agreement; Governing Law. The Partnership Agreement, as amended by this Amendment, contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreement among them with respect thereto. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

[Signature on the Following Page.]

IN WITNESS WHEREOF, the undersigned has executed this Third Amendment to Agreement of Limited Partnership as of the date first set forth above.

GENERAL PARTNER:

APARTMENT TRUST OF AMERICA, INC.,
a Maryland corporation

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

EXHIBIT A

August 3, 2012

Partner	Common Units	Preferred Units		LTIP Units	Percentage Interest
GENERAL PARTNER:

Apartment Trust of America, Inc.	20,300,897	—		—	98.22801%
	—	4,000,000	(1)	—
	—	1,000,000	(2)	—

LIMITED PARTNERS:

Grubb & Ellis Apartment REIT Advisors, LLC	100	—		—	0.00048%

Stanley J. Olander, Jr.	—	—		197,040	0.95340%

Gustav G. Remppies	—	—		147,040	0.71147%

Joseph G. Lubeck	—	—		22,040	0.10664%

SPECIAL LIMITED PARTNER:

Grubb & Ellis Apartment REIT Advisors, LLC	—	—		—	— (3)

(1)	9.75% Series A Cumulative Non-Convertible Preferred Partnership Units
(2)	9.75% Series B Cumulative Non-Convertible Preferred Partnership Units
(3)	The Special Limited Partner will be entitled to the deferred termination distribution, if any, provided for in Section 8.04(c) of the Agreement.

EXHIBIT D

APARTMENT TRUST OF AMERICA HOLDINGS, L.P.

DESIGNATION OF 9.75% SERIES A CUMULATIVE

NON-CONVERTIBLE PREFERRED PARTNERSHIP UNITS

1. Designation and Number. A series of Preferred Partnership Units, designated as the “9.75% Series A Cumulative Non-Convertible Preferred Partnership Units” (the “Series A Preferred Partnership Units”), is hereby established. The number of Series A Preferred Partnership Units shall be 4,000,000.

2. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement of Limited Partnership of Apartment Trust of America Holdings, L.P. (as amended through the date hereof, the “Agreement”).

3. Rank. The Series A Preferred Partnership Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding-up of the Partnership, rank (a) senior to the Common Partnership Units and all Partnership Units issued by the Partnership the terms of which provide that such Partnership Units shall rank junior to the Series A Preferred Partnership Units (“Junior Partnership Units”); (b) on parity with the Partnership’s 9.75% Series B Cumulative Non-Convertible Preferred Partnership Units and with all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank on parity with the Series A Preferred Partnership Units (“Parity Partnership Units”); and (c) junior to all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series A Preferred Partnership Units (“Senior Partnership Units”).

4. Distributions. Distributions from time to time payable by the Partnership per Series A Preferred Unit, including amounts distributable upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, shall be equal in amount to the per share dividends, if any, payable by the General Partner on its 9.75% Series A Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). Whenever dividends are paid to the holders of record of Series A Preferred Stock, the General Partner shall cause the Partnership to distribute to the General Partner amounts sufficient to enable the General Partner to pay such dividends to the holders of record of Series A Preferred Stock. Except as provided in this paragraph, the Series A Preferred Partnership Units shall not be entitled to receive any distributions from the Partnership.

5. Redemption. Whenever shares of Series A Preferred Stock are redeemed by the General Partner in accordance with the terms and provisions of the Articles Supplementary establishing the Series A Preferred Stock (the “Series A Articles Supplementary”), the General Partner shall cause the Partnership to redeem concurrently an equivalent number of Series A Preferred Partnership Units at a redemption price per Series A Preferred Partnership Unit equal to the Redemption Price (as defined in the Series A Articles Supplementary) per share of Series A Preferred Stock. Any Series A Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Partnership Units shall cease. Except as provided in this paragraph, the Series A Preferred Partnership Units shall not otherwise be redeemable.

6. Voting Rights. Except as required by applicable law, the holders of record of Series A Preferred Partnership Units, as such, shall have no voting rights.

7. Conversion. The Series A Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Partnership.

8. Restriction on Ownership. The Series A Preferred Partnership Units shall be owned and held solely by the General Partner.

9. Certain Actions to Preserve REIT Status. Notwithstanding any of the provisions set forth herein, the General Partner shall not be prohibited from (i) authorizing or paying or setting apart for payment any distribution on the Series A Preferred Unit, any Parity Partnership Units or Junior Partnership Units, or (ii) redeeming, purchasing or otherwise acquiring any Junior Partnership Units or Parity Partnership Units, in each case, if such authorization, payment, redemption, purchase or other acquisition is necessary to maintain the General Partner’s qualification as a REIT for federal income tax purposes.

EXHIBIT E

APARTMENT TRUST OF AMERICA HOLDINGS, L.P

DESIGNATION OF 9.75% SERIES B CUMULATIVE

NON-CONVERTIBLE PREFERRED PARTNERSHIP UNITS

1. Designation and Number. A series of Preferred Partnership Units, designated as the “9.75% Series B Cumulative Non-Convertible Preferred Partnership Units” (the “Series B Preferred Partnership Units”), is hereby established. The number of Series B Preferred Partnership Units shall be 1,000,000.

2. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement of Limited Partnership of Apartment Trust of America Holdings, L.P. (as amended through the date hereof, the “Agreement”).

3. Rank. The Series B Preferred Partnership Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding-up of the Partnership, rank (a) senior to the Common Partnership Units and all Partnership Units issued by the Partnership the terms of which provide that such Partnership Units shall rank junior to the Series B Preferred Partnership Units (“Junior Partnership Units”); (b) on parity with the Partnership’s 9.75% Series A Cumulative Non-Convertible Preferred Partnership Units and with all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank on parity with the Series B Preferred Partnership Units (“Parity Partnership Units”); and (c) junior to all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series B Preferred Partnership Units (“Senior Partnership Units”).

4. Distributions. Distributions from time to time payable by the Partnership per Series B Preferred Unit, including amounts distributable upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, shall be equal in amount to the per share dividends, if any, payable by the General Partner on its 9.75% Series B Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). Whenever dividends are paid to the holders of record of Series B Preferred Stock, the General Partner shall cause the Partnership to distribute to the General Partner amounts sufficient to enable the General Partner to pay such dividends to the holders of record of Series B Preferred Stock. Except as provided in this paragraph, the Series B Preferred Partnership Units shall not be entitled to receive any distributions from the Partnership.

5. Redemption. Whenever shares of Series B Preferred Stock are redeemed by the General Partner in accordance with the terms and provisions of the Articles Supplementary establishing the Series B Preferred Stock (the “Series B Articles Supplementary”), the General Partner shall cause the Partnership to redeem concurrently an equivalent number of Series B Preferred Partnership Units at a redemption price per Series B Preferred Partnership Unit equal to the Redemption Price (as defined in the Series B Articles Supplementary) per share of Series B Preferred Stock. Any Series B Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Partnership Units shall cease. Except as provided in this paragraph, the Series B Preferred Partnership Units shall not otherwise be redeemable.

6. Voting Rights. Except as required by applicable law, the holders of record of Series B Preferred Partnership Units, as such, shall have no voting rights.

7. Conversion. The Series B Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Partnership.

8. Restriction on Ownership. The Series B Preferred Partnership Units shall be owned and held solely by the General Partner.

9. Certain Actions to Preserve REIT Status. Notwithstanding any of the provisions set forth herein, the General Partner shall not be prohibited from (i) authorizing or paying or setting apart for payment any distribution on the Series B Preferred Unit, any Parity Partnership Units or Junior Partnership Units, or (ii) redeeming, purchasing or otherwise acquiring any Junior Partnership Units or Parity Partnership Units, in each case, if such authorization, payment, redemption, purchase or other acquisition is necessary to maintain the General Partner’s qualification as a REIT for federal income tax purposes.

EXHIBIT F

NOTICE OF ELECTION BY PARTNER TO CONVERT

LTIP UNITS INTO COMMON PARTNERSHIP UNITS

The undersigned holder of LTIP Units hereby irrevocably (i) elects to convert the number of LTIP Units in Landmark Apartment Trust of America Holdings, L.P. (the “Partnership”) set forth below into Common Partnership Units in accordance with the terms of the Agreement of Limited Partnership of the Partnership, as amended; and (ii) directs that any cash in lieu of Common Partnership Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent to or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Date of this Notice:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)		(State)
(Zip Code)
Signature Guaranteed by:

EXHIBIT G

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION OF

LTIP UNITS INTO COMMON PARTNERSHIP UNITS

Landmark Apartment Trust of America Holdings, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Partnership Units in accordance with the terms of the Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Date of this Notice: